Exhibit 99.2

FOR IMMEDIATE RELEASE

STANLEY AND BLACK & DECKER COMPLETE MERGER

New Britain, Connecticut, March 12, 2010 … The Stanley Works (NYSE: SWK) announced today that it has completed its merger with The Black & Decker Corporation (NYSE: BDK).

“We are extremely pleased to announce the combination of these two companies and are both prepared and excited for our future as Stanley Black & Decker,” said President and CEO John F. Lundgren. “We have made significant strides to this point in laying the foundation for a successful integration and feel certain we have the talent, experience and strategy to achieve our goals.”

The combined company will be known as Stanley Black & Decker. Under the merger agreement, each outstanding share of Black & Decker common stock will be converted into 1.275 shares of Stanley Works common stock. The existing Stanley Works shares will remain outstanding and will represent approximately 50.5% of the shares outstanding after the merger. The combined company will trade on the NYSE under the symbol “SWK”.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact:	Kate White
Director, Investor Relations
kwhite@stanleyworks.com
(860) 827-3833